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                             EMPLOYMENT AGREEMENT

     This Agreement is entered into this 31st day of December, 1995 between Summo Minerals Corporation ("Summo"), a British Columbia corporation, and Gregory A. Hahn ("Hahn"). This Agreement shall become effective upon the earlier of the employment termination of Hahn by St. Mary Minerals Inc. or the date of this Agreement (the "Effective Date").

     1. EMPLOYMENT. On the terms and conditions set forth herein, Summo hereby agrees to employ Hahn as President and Chief Executive Officer of Summo Minerals Corporation and Summo USA Corporation, and Hahn hereby agrees to be so employed and located in Denver, Colorado, for a minimum of one year from the Effective Date of this Agreement. Hahn shall utilize his full-time good faith efforts to perform such duties and discharge such responsibilities as are customarily undertaken by such an officer of a corporation, together with such other appropriate duties as may be assigned to him by the Board of Directors of Summo.

     2. COMPENSATION. Summo shall compensate Hahn for his services hereunder at an initial rate of $120,000 per annum payable in semi-monthly installments. Such compensation shall be subject to review and increase, as approved by the Board of Directors of Summo, in July of each year beginning with July, 1996. Hahn shall participate in the fringe benefits and benefit plans of Summo in the same manner and to the same comparable extent as other senior executives of Summo, including three weeks of vacation, retirement benefits, life insurance, disability benefits and insurance and health and hospitalization benefits and insurance. Hahn shall also be entitled to additional bonus or incentive compensation, as determined by the Board of Directors of Summo, pursuant to any plans or programs established therefore, to an extent comparable with other senior executives of Summo and dependent upon the nature of the accomplishment of his employment duties and responsibilities including those described in paragraph 1 above.

     3.   TERM.

          (1) The term of employment of Hahn by Summo shall commence as of the above-mentioned Effective Date. This Agreement shall continue in effect for at least one year and then until terminated by Hahn or Summo upon not less than thirty days prior written notice to the other. Upon any termination of this Agreement by Summo for any reason other than the occurrence of an event described in subparagraph (2) below, Summo shall continue the compensation of Hahn at its rate at the time of such termination for a period of one year thereafter, together with a continuation of the insurance benefits in effect for him at the time of such termination.

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     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

     SUMMO MINERALS CORPORATION


By:  /s/ FRED G. HEWETT                    By:  /s/ JOHN E. ROBINS
    --------------------------------           -------------------------------
         Fred G. Hewett                             John E. Robins


By:  /s/ MATTHEW MASON                     By:  /s/ JOHN IVANY
    --------------------------------           -------------------------------
         Matthew Mason                              John Ivany


By:  /s/ DOUGLAS LITTLE                   By:  /s/ MARK A. HELLERSTEIN
    --------------------------------           -------------------------------
         Douglas Little                            Mark A. Hellerstein


ACKNOWLEDGED AND AGREED TO this 31st day of December, 1995, in Denver,
Colorado.



                                           By: /s/ GREGORY A. HAHN
                                               -------------------------------
                                                   Gregory A. Hahn